Exhibit 99.1

EVERTEC REPORTS FIRST QUARTER 2019 RESULTS

SAN JUAN, PUERTO RICO - May 1, 2019 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenue grew 8% to $118.8 million

•	GAAP Net Income attributable to common shareholders was $26.6 million or $0.36 per diluted share

•	Adjusted EBITDA increased 7% to $57.6 million

•	Adjusted earnings per common share was $0.50, an increase of 6%

•	Repurchased 0.6 million shares for $17.5 million

Mac Schuessler, President and Chief Executive Officer stated, “We are pleased with our financial performance during the quarter as well as the execution against our share repurchase program. We remain focused on our expansion into Latin America and supporting our clients in Puerto Rico."

First Quarter 2019 Results

Revenue. Total revenue for the quarter ended March 31, 2019 was $118.8 million an increase of 8% compared with $110.3 million in the prior year. Revenue increase in the quarter reflected growth from elevated sales volumes in Puerto Rico and increased core banking transactions in part due to last year’s hurricane impacted results. Additionally, revenue growth was as a result of an increase in network services related to new managed services projects as well as one-time revenue related to an electronic benefits service contract of approximately $2.7 million.

Net Income attributable to common shareholders. For the quarter ended March 31, 2019, GAAP Net Income attributable to common shareholders was $26.6 million, or $0.36 per diluted share, an increase of $3.6 million or $0.05 per diluted share as compared to the prior year.

Adjusted EBITDA. For the quarter ended March 31, 2019, Adjusted EBITDA was $57.6 million, an increase of 7% compared to the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) decreased (40) basis points to 48.5% compared with 48.9% in the prior year. The decrease in Adjusted EBITDA margin was primarily driven by lower corporate expense in the prior year quarter due to timing of projects.

Adjusted Net Income. For the quarter ended March 31, 2019, Adjusted Net Income was $37.1 million, an increase of 7% compared with $34.6 million in the prior year. Adjusted earnings per common share was $0.50, an increase of 6% as compared to $0.47 in the prior year.

Share Repurchase
During the three months ended March 31, 2019, the Company repurchased a total of 0.6 million shares of common stock at an average price of $28.27 per share for a total of $17.5 million. As of March 31, 2019, a total of approximately $44.9 million remained available for future use under the Company’s share repurchase program.

2019 Outlook

The Company is adjusting its financial outlook for 2019 as follows:

•	Total consolidated revenue is now expected to be between $469 million and $476 million representing growth of 3% to 5%, compared with $464 million and $476 million previously

•	Adjusted earnings per common share is now expected to be between $1.84 and $1.92 representing growth of 0% to 4% from $1.84 in 2018, compared with $1.80 to $1.90 previously

•	Capital expenditures continue to range between $40 million and $45 million

•	Non-GAAP effective tax rate of approximately 13%.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its first quarter 2019 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 10130502. The replay will be available through Wednesday, May 8, 2019. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this release material are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to

GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the schedules to this release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share and are defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the senior secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the senior secured leverage ratio.

Adjusted Net Income is defined as net income adjusted to exclude unusual items and other adjustments.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them. Further, the Company's presentation of these measures should not be construed as an inference that the Company's future operating results will not be affected by unusual or nonrecurring items.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular for a significant portion of revenue and to grow the Company's merchant acquiring business; the Company's ability to renew its client contracts on terms favorable to the Company, including the Company's

Master Services Agreement (MSA) with Popular, and any significant concessions the Company may have to grant to Popular with respect to pricing or other key terms in anticipation of the negotiation of the extension of the MSA, both in respect of the current term and any extension of the MSA; a potential government shutdown; a continuation of the Government of Puerto Rico’s fiscal crisis; the effectiveness of the Company’s risk management procedures; dependence on the Company's processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems, and the risk that the Company's systems may experience breakdowns or fail to prevent security breaches, confidential data theft or fraudulent transfers; our ability to develop, install and adopt new technology; impairments to the Company’s amortizable intangible assets and goodwill; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of the Company’s merchant clients, for which the Company may also be liable; a decline in the market for the Company’s services due to increased competition, changes in consumer spending or payment preferences; the continuing market position of the ATH® network; the Company’s dependence on credit card associations and debit networks; regulatory limitations on the Company’s activities, including the potential need to seek regulatory approval to consummate transactions, due to the Company’s relationship with Popular and the Company’s role as a service provider to financial institutions and the Company’s potential inability to obtain such approval on a timely basis or at all; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the Company’s ability to comply with federal, state, and local regulatory requirements; the geographical concentration of the Company’s business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; operating an international business in countries and with counterparties that increase the Company’s compliance risks and puts the Company at risk of violating U.S. sanctions laws; the Company’s ability to execute the Company’s expansion and acquisition strategies; the Company’s ability to protect the Company’s intellectual property rights; the Company’s ability to recruit and retain qualified personnel; evolving industry standards; the Company’s high level of indebtedness and restrictions contained in the Company’s debt agreements; the Company’s ability to generate sufficient cash to service the Company’s indebtedness and to generate future profits and the impact of natural disasters or catastrophic events in the countries in which the Company operates.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless the Company is required to do so by law.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Consolidated Condensed Statements of Income and Comprehensive Income

	Three months ended March 31,
	2019	2018
(Dollar amounts in thousands, except share data)
Revenues	$118,836	$110,274

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	50,019	47,420
Selling, general and administrative expenses	15,139	13,432
Depreciation and amortization	16,273	15,867
Total operating costs and expenses	81,431	76,719
Income from operations	37,405	33,555
Non-operating income (expenses)
Interest income	259	157
Interest expense	(7,551)	(7,679)
Earnings of equity method investment	222	199
Other income, net	208	817
Total non-operating expenses	(6,862)	(6,506)
Income before income taxes	30,543	27,049
Income tax expense	3,809	3,935
Net income	26,734	23,114
Less: Net income attributable to non-controlling interest	90	92
Net income attributable to EVERTEC, Inc.’s common stockholders	26,644	23,022
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	1,965	2,407
(Loss) gain on cash flow hedges	(4,055)	1,503
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$24,554	$26,932
Net income per common share:
Basic	$0.37	$0.32
Diluted	$0.36	$0.31
Shares used in computing net income per common share:
Basic	72,378,532	72,409,462
Diluted	73,770,066	73,372,835

EVERTEC, Inc.
Schedule 2: Unaudited Consolidated Condensed Balance Sheets

(Dollar amounts in thousands, except for share information)	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$73,183	$69,973
Restricted cash	13,318	16,773
Accounts receivable, net	96,307	100,323
Prepaid expenses and other assets	34,451	29,124
Total current assets	217,259	216,193
Investment in equity investee	12,337	12,149
Property and equipment, net	45,778	36,763
Operating lease right-of-use asset	34,743	—
Goodwill	395,723	394,644
Other intangible assets, net	252,592	259,269
Deferred tax asset	2,167	1,917
Net investment in lease	982	1,060
Other long-term assets	7,195	5,297
Total assets	$968,776	$927,292
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$44,353	$57,006
Accounts payable	45,995	47,272
Unearned income	12,156	11,527
Income tax payable	6,841	6,650
Current portion of long-term debt	14,250	14,250
Short-term borrowings	15,000	—
Current portion of operating lease liability	9,458	—
Total current liabilities	148,053	136,705
Long-term debt	520,771	524,056
Deferred tax liability	9,041	9,950
Unearned income - long term	30,199	26,075
Operating lease liability	25,475	—
Other long-term liabilities	18,739	14,900
Total liabilities	752,278	711,686
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 72,267,445 shares issued and outstanding at March 31, 2019 (December 31, 2018 - 72,378,710)	722	723
Additional paid-in capital	—	5,783
Accumulated earnings	237,418	228,742
Accumulated other comprehensive loss, net of tax	(25,879)	(23,789)
Total EVERTEC, Inc. stockholders’ equity	212,261	211,459
Non-controlling interest	4,237	4,147
Total equity	216,498	215,606
Total liabilities and equity	$968,776	$927,292

EVERTEC, Inc.
Schedule 3: Unaudited Consolidated Condensed Statements of Cash Flows

	Three months ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$26,734	$23,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,273	15,867
Amortization of debt issue costs and accretion of discount	415	1,270
Operating lease expense	1,472	—
Provision for doubtful accounts and sundry losses	815	221
Deferred tax benefit	(882)	(1,152)
Share-based compensation	3,279	3,637
Loss on disposition of property and equipment and other intangibles	22	11
Earnings of equity method investment	(222)	(199)
(Increase) decrease in assets:
Accounts receivable, net	3,961	(6,815)
Prepaid expenses and other assets	(5,326)	(5,108)
Other long-term assets	(2,558)	(1,117)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(18,339)	(4,905)
Income tax payable	191	2,716
Unearned income	4,754	2,645
Operating lease liabilities	(1,281)	—
Other long-term liabilities	31	183
Total adjustments	2,605	7,254
Net cash provided by operating activities	29,339	30,368
Cash flows from investing activities
Additions to software	(8,917)	(5,208)
Property and equipment acquired	(5,071)	(4,157)
Proceeds from sales of property and equipment	32	—
Net cash used in investing activities	(13,956)	(9,365)
Cash flows from financing activities
Statutory withholding taxes paid on share-based compensation	(5,928)	(204)
Net increase (decrease) in short-term borrowings	15,000	(12,000)
Repayment of short-term borrowings for purchase of equipment and software	(34)	(114)
Dividends paid	(3,617)	—
Repurchase of common stock	(17,486)	—
Repayment of long-term debt	(3,563)	(5,041)
Net cash used in financing activities	(15,628)	(17,359)
Net (decrease) increase in cash, cash equivalents and restricted cash	(245)	3,644
Cash, cash equivalents and restricted cash at beginning of the period	86,746	60,367
Cash, cash equivalents and restricted cash at end of the period	$86,501	$64,011
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$73,183	$53,471
Restricted cash	13,318	10,540
Cash, cash equivalents and restricted cash	$86,501	$64,011

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three months ended March 31, 2019
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$32,017	$20,831	$25,974	$51,364	$(11,350)	$118,836
Operating costs and expenses	14,215	17,573	14,718	32,910	2,015	81,431
Depreciation and amortization	2,643	2,196	468	3,854	7,112	16,273
Non-operating income (expenses)	581	2,634	21	186	(2,992)	430
EBITDA	21,026	8,088	11,745	22,494	(9,245)	54,108
Compensation and benefits (2)	237	166	220	554	2,262	3,439
Transaction, refinancing and other fees (3)	—	2	—	—	47	49
Adjusted EBITDA	$21,263	$8,256	$11,965	$23,048	$(6,936)	$57,596

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect $9.2 million processing fee from the Payments Services - Puerto Rico & Caribbean segment to the Merchant Acquiring segment and intercompany software license and development revenues of $2.1 million from the Payment Services - Latin America segment charged to the Payment Services - Puerto Rico & Caribbean segment. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $4.8 million.

(2)	Primarily represents share-based compensation, other compensation expense and severance payments.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

	Three months ended March 31, 2018
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$27,168	$20,391	$23,379	$47,921	$(8,585)	$110,274
Operating costs and expenses	12,933	18,060	13,141	29,015	3,570	76,719
Depreciation and amortization	2,316	2,449	420	3,519	7,163	15,867
Non-operating income (expenses)	816	1,813	4	300	(1,917)	1,016
EBITDA	17,367	6,593	10,662	22,725	(6,909)	50,438
Compensation and benefits (2)	193	400	190	440	2,606	3,829
Transaction, refinancing and other fees (3)	(250)	—	—	—	(49)	(299)
Adjusted EBITDA	$17,310	$6,993	$10,852	$23,165	$(4,352)	$53,968

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect $8.6 million processing fee from the Payments Services - Puerto Rico and Caribbean segment to the Merchant Acquiring segment.

(2)	Primarily represents share-based compensation, other compensation expense and severance payments.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended March 31,
(Dollar amounts in thousands, except share data)	2019	2018
Net income	$26,734	$23,114
Income tax expense	3,809	3,935
Interest expense, net	7,292	7,522
Depreciation and amortization	16,273	15,867
EBITDA	54,108	50,438
Equity income (1)	(222)	(199)
Compensation and benefits (2)	3,439	3,829
Transaction, refinancing and other fees (3)	271	(100)
Adjusted EBITDA	57,596	53,968
Operating depreciation and amortization (4)	(7,965)	(7,321)
Cash interest expense, net (5)	(7,132)	(6,368)
Income tax expense (6)	(5,300)	(5,567)
Non-controlling interest (7)	(112)	(138)
Adjusted net income	$37,087	$34,574
Net income per common share (GAAP):
Diluted	$0.36	$0.31
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.50	$0.47
Shares used in computing adjusted earnings per common share:
Diluted	73,770,066	73,372,835

1)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

2)
Primarily represents share-based compensation and other compensation expense of $3.3 million and $3.6 million for the quarters ended March 31, 2019 and 2018, respectively and severance payments of $0.2 million for both quarters ended March 31, 2019 and 2018.

3)	Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses and cost of revenues.

4)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.

5)
Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.

6)	Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discreet items.

7)	Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	2019 Outlook			2018 Actual
(Dollar amounts in millions, except per share data)

Revenues	$469	to	$476	$454
Earnings per Share (EPS) - Diluted (GAAP)	$1.30	to	$1.38	$1.16
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	$0.19		$0.19	$0.29
Merger & acquisition related depreciation and amortization (2)	$0.42		$0.42	$0.45
Non-cash interest expense (3)	$0.02		$0.02	$0.05
Tax effect of non-GAAP adjustments (4)	$(0.08)		$(0.08)	$(0.10)
Non-controlling interest (5)	$(0.01)		$(0.01)	$(0.01)
Total adjustments	$0.54		$0.54	0.68
Adjusted Earnings per common share (Non-GAAP)	$1.84	to	$1.92	$1.84
Shares used in computing adjusted earnings per share (in millions)			74.0	74.4

1)
Represents share based compensation, the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.

2)	Represents depreciation and amortization expenses and intangibles generated as a result of merger and acquisition activity.

3)	Represents non-cash amortization of the debt issue costs, premium and accretion of discount.

4)	Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discreet items of approximately 13% .

5)	Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization of intangibles created as part of the purchase.